                                                                    EXHIBIT 15.1

October 9, 2000

Board of Directors and Shareholders of Security Capital Group Incorporated:

   We are aware that Security Capital Group Incorporated has incorporated by reference in its Registration Statement on Form S-4, its Form 10-Q for the quarter ended June 30, 2000, which includes our report dated August 11, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of such registration statement or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very Truly Yours,

/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP